Exhibit 99.1

CURO Group Holdings Corp. Announces Expiration and Results of Consent Solicitation for its 7.500% Senior 1.5 Lien Secured Notes Due 2028

Holders Consent to Proposed Waiver and Amendment

Chicago, Illinois – February 8, 2024 – CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), an omni-channel consumer finance company serving consumers in the U.S. and Canada, today announced the expiration and results of its previously announced consent solicitation (the “Consent Solicitation”) from all registered holders (individually, a “Holder,” and collectively, the “Holders”) of the Company’s outstanding 7.500% Senior 1.5 Lien Secured Notes due 2028 (the “Notes”), issued pursuant to the Indenture, dated as of May 15, 2023 (the “Indenture”), among the Company, the guarantors party thereto (the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the “Trustee”).

The purpose of the Consent Solicitation was to obtain the consent of the Holders to (a) waive the potential default under the Indenture arising from the Company’s potential failure to maintain liquidity equal to or greater than $75,000,000 as of January 31, 2024 and (b) extend the grace period for an interest payment default under the Indenture to 30 days (which would include the existing default that has occurred under Section 7.01(a) of the Indenture as a result of the Company’s failure to make the interest payment due under the Indenture on February 1, 2024) (the “Proposed Waiver and Amendment”).

The Consent Solicitation was made pursuant to the terms of and subject to the conditions set forth in the Consent Solicitation Statement, dated February 5, 2024.

The Consent Solicitation expired at 5:00 p.m., New York City time, on February 7, 2024] (the “Expiration Date”). As of the Expiration Date and according to information received by Epiq Corporate Restructuring, LLC, the information agent and tabulation agent in connection with the Consent Solicitation, consents to the Proposed Waiver and Amendment had been provided and not validly revoked by Holders of approximately 97% of the aggregate principal amount of the Notes outstanding. Accordingly, the Company obtained the consents required to effect the Proposed Waiver and Amendment under the terms of the Indenture.

On February 7, 2024 (the “Consent Effective Time”), the Company, the Guarantors and the Trustee executed a supplemental indenture (the “Supplemental Indenture”) effecting the Proposed Waiver and Amendment. The Supplemental Indenture is effective as to all Holders as of the Consent Effective Time, whether or not a Holder delivered a consent prior to the Expiration Date.

This press release is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Waiver and Amendment or otherwise. The Consent Solicitation was made solely through the Consent Solicitation Statement referred to above and related materials. The Consent Solicitation was not made to Holders in any jurisdiction in which the Company was aware that the making of the Consent Solicitation would be unlawful. In any jurisdiction in which applicable law required the Consent Solicitation to be made by a licensed broker or dealer, the Consent Solicitation was deemed to be made on the Company's behalf by the information agent and tabulation agent or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About CURO

CURO Group Holdings Corp. (NYSE: CURO) is a leading consumer credit lender serving U.S. and Canadian customers for over 25 years. Our roots in the consumer finance market run deep. We’ve worked diligently to provide customers a variety of convenient, easily accessible financial services. Our decades of diversified data power a hard-to-replicate underwriting and scoring engine, mitigating risk

Exhibit 99.1

across the full spectrum of credit products. We operate under a number of brands including Cash Money®, LendDirect®, Heights Finance, Southern Finance, Covington Credit, Quick Credit and First Heritage Credit.

(CURO-NWS)

Investor Relations:

Email: IR@curo.com